EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related proxy statement/prospectus and to the incorporation by reference herein of our reports dated February 22, 2008, with respect to the consolidated financial statements of AMIS Holdings, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of AMIS Holdings, Inc. and subsidiaries included in the Current Report on Form 8-K/A of ON Semiconductor Corporation, filed with the Securities and Exchange Commission on June 2, 2008.

/s/ ERNST & YOUNG LLP

Salt Lake City, Utah

August 22, 2008